For Immediate Release
The J. M. Smucker Company Announces Fourth Quarter Results
Company Again Achieves Record Full-Year Sales and Earnings
Anticipated Folgers Merger Expected to be Accretive to Earnings in Fiscal 2009

ORRVILLE, Ohio, June 19, 2008 --The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and fiscal year ended April 30, 2008. Results for the quarter and year ended April 30, 2008, include the operations of Eagle Family Foods Holdings, Inc. (“Eagle”) which was acquired on May 1, 2007.

Fourth Quarter Results
	Three months ended April 30,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$590.0	$493.5	20%
Net income:
Income	$37.1	$42.5	(13%)
Income per diluted share	$0.67	$0.75	(11%)

Net sales increased 20 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007 as acquisitions accounted for over half of the growth, and price increases accounted for a majority of the remainder of the overall increase in sales. The acquired Eagle businesses contributed $42.5 million and acquisitions in total added $59.9 million in net sales during the quarter. The Smucker’s®, Crisco®, and Hungry Jack® brands increased over last year due to a combination of volume and pricing gains. Favorable exchange rates also contributed to net sales.

Net income per diluted share for the quarter was $0.67, a decrease of 11 percent compared to last year’s fourth quarter. During last year’s fourth quarter, a peanut butter competitor was temporarily out of the market, and as a result, sales benefited by approximately $15 million and earnings by an estimated $0.08 per share. Included in net income for this quarter was a net insurance settlement of approximately $4 million, or $0.05 per diluted share, related to storm damage at a third-party distribution center in Memphis, Tennessee. Also included in net income for the fourth quarter of 2008 were restructuring and merger and integration costs of $0.06 per diluted share, while net income for the fourth quarter of 2007 included restructuring and merger and integration costs of less than $0.01 per diluted share. Excluding restructuring and merger and integration costs in both years, the Company’s income per diluted share was $0.73 in the fourth quarter of 2008, and $0.75 in the fourth quarter of 2007, a decrease of 3 percent.

“Our performance this year is especially gratifying in a time of unprecedented cost increases,” commented Tim Smucker, chairman and co-chief executive officer. “Despite raw material cost increases over $150 million, we completed another record year with both sales and earnings exceeding our long-term strategic growth goals. It is our focus on the consumer, and meeting their needs with quality products, that provides the basis for our continued success and enhances opportunities for continued growth.”

“As we start the new year, we look forward to completing the transaction to merge the Folgers coffee business into Smucker,” added Richard Smucker, president and co-chief executive officer. “Folgers® is a perfect fit with our strategy to own and market number one brands in North America. The addition of Folgers will strengthen our portfolio of brands and we believe it is financially compelling. This powerful combination will provide increased size and scale that will benefit all of our businesses, position us for future growth, and deliver long-term shareholder value.”

Full Year Results
	Year ended April 30,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$2,524.8	$2,148.0	18%
Net income:
Income	$170.4	$157.2	8%
Income per diluted share	$3.00	$2.76	9%

Net sales increased 22 percent in 2008 compared to 2007, excluding the Canadian nonbranded, grain-based foodservice and industrial businesses sold in September 2006. The acquired Eagle businesses contributed $236.2 million in 2008 and total acquisitions added $279.7 million. Net sales increased 8 percent excluding both acquisitions and the divested Canadian businesses.

Net income per diluted share for 2008 was $3.00, an increase of 9 percent over last year. Net income for 2008 included restructuring and merger and integration costs of $0.15 per diluted share, while net income for 2007 included restructuring and merger and integration costs of $0.13 per diluted share. Excluding these costs in both years, the Company’s income per diluted share was $3.15 in 2008, and $2.89 in 2007, an increase of 9 percent.

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides management a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter and year is included in the “Unaudited Financial Highlights” table.

Margins
	Three months ended April 30,		Year ended April 30,
	2008	2007	2008	2007
	(% of net sales)
Gross profit	30.9%	36.5%	31.0%	32.7%
Selling, distribution, and administrative expenses	20.3%	22.2%	19.4%	20.6%
Operating income	10.5%	13.9%	11.3%	11.8%

Operating income decreased by $6.9 million, or 10 percent, compared to the fourth quarter of 2007, and decreased from 13.9 percent to 10.5 percent of net sales. The impact of higher raw material costs, predominantly the record levels for soybean oil and wheat, was the primary cause of the decline in gross profit to 30.9 percent of net sales compared to an unusually high 36.5 percent in last year’s fourth quarter. The impact of price increases taken to date, while essentially offsetting higher raw material costs, was not sufficient to maintain profit margins and accounted for approximately one-third of the gross margin decline. Margins in the current quarter were also negatively impacted by the Eagle business which, due to higher milk costs and a higher percentage of non-branded versus branded sales, realized margins below the Company’s average. Last year’s fourth quarter results also were favorably affected by the nonrecurring benefit of incremental higher-margin peanut butter sales.

Selling, distribution, and administrative (“SD&A”) expenses increased 9 percent, for the fourth quarter of 2008 compared to 2007, resulting from increased marketing investment, along with costs related to the acquired Eagle business. However, all SD&A expenses, particularly corporate overhead expenses, increased at a lesser rate than net sales resulting in an overall decrease in SD&A from 22.2 percent of net sales to 20.3 percent, providing some offset to the decline in gross profit as a percent of net sales. Restructuring and merger and integration costs were $4.1 million higher in the fourth quarter of 2008 compared to 2007, further reducing operating margin by almost 70 basis points.

Other

Interest expense increased by $4.7 million in the fourth quarter of 2008 compared to the fourth quarter of 2007, resulting from the issuance of $400 million in senior notes in the first quarter of 2008, a portion of which repaid short-term debt used in financing the Eagle acquisition.

The effective tax rate decreased to 30.0 percent in the fourth quarter of 2008, from 35.3 percent in the comparable period in 2007 primarily due to a lower state tax rate.

During the fourth quarter, the Company repurchased 1,296,600 common shares for $66.2 million in cash, including one million common shares under a previously announced Rule 10b5-1 trading plan.

Segment Performance

Net sales	Three months ended April 30,			Year ended April 30,
	2008	2007	% Increase (Decrease)	2008	2007	% Increase (Decrease)
	(Dollars in millions)			(Dollars in millions)
U.S. retail market	$419.0	$365.5	15%	$1,874.5	$1,547.1	21%
Special markets	$171.0	$128.0	34%	$650.2	$601.0	8%
Special markets excluding divested nonbranded Canadian businesses	$171.0	$128.0	34%	$650.2	$525.8	24%

U.S. Retail Market

U.S. retail market segment net sales for the quarter were up 15 percent. Net sales in the consumer strategic business area increased 5 percent led by Smucker’s fruit spreads and Uncrustables®, and Hungry Jack products. Net sales in the consumer oils and baking strategic business area were up 32 percent. Excluding the contribution of $34.1 million from the acquired Eagle business, consumer oils and baking strategic business area net sales increased 6 percent, primarily due to volume gains in oils and price increases.

For 2008, U.S. retail market segment net sales increased 21 percent compared to 2007. Net sales in the consumer strategic business area increased 9 percent. Excluding the contribution of $198.9 million from the acquired Eagle business, net sales in the oils and baking strategic business area increased 8 percent over 2007.

Special Markets

Net sales in the fourth quarter for the special markets segment increased 34 percent. Net sales in the Canada strategic business area were up 63 percent primarily due to the impact of the acquired Eagle and Carnation® canned milk businesses, the Europe’s Best® acquisition, and favorable exchange rates. Net sales increased 20 percent in the foodservice strategic business area, and were up 8 percent, excluding the contribution of the Eagle acquisition. Net sales in the beverage strategic business area increased by 16 percent.

For 2008, special markets segment net sales increased 24 percent compared to 2007, excluding divested Canadian businesses.

Outlook

Earlier this month, the Company announced that it entered into a definitive agreement with The Procter & Gamble Company (“P&G”) to merge P&G’s Folgers coffee business with and into the Company. Assuming the transaction closes early in the fourth quarter of calendar 2008, the Company’s net sales are estimated to range from $3.8 to $4.0 billion and earnings per share before one-time costs associated with the transaction, are estimated to range from $3.45 to $3.50. Actual results for the year will depend on the final closing date of the transaction.

On its base business, the Company expects raw material costs in 2009 to increase approximately $150 million over 2008 levels with soybean oil, wheat, peanuts, and certain fruits accounting for the majority of the increase. Pricing actions, taken over the last several months, and including those effective in May, will help offset the impact of the cost increases, but will not be sufficient to expand margins in the near term. The Company also plans to increase its 2009 marketing investment by 20 percent.

Conference Call

The Company will conduct an earnings conference call and webcast on Thursday, June 19, 2008, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 7462309, and will be available until Thursday, June 26, 2008.

About The J. M. Smucker Company
The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine’s annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to: general economic conditions in the U.S.; the volatility of commodity markets from which raw materials are procured and the related impact on costs; crude oil price trends and its impact on transportation, energy, and packaging costs; the ability to successfully implement price changes; the success and cost of introducing new products and the competitive response; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the concentration of certain of the Company’s businesses with key customers and the ability to manage and maintain key customer, supplier, and employee relationships; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; the ability of the Company to obtain any required financing; the timing and amount of capital expenditures, restructuring, and merger and integration costs; the outcome of current and future tax examinations and other tax matters, and their related impact on the Company’s tax positions; the ability of the Company to obtain regulatory and shareholders’ approval of the Folgers merger without unexpected delays or conditions; the ability of the Company to integrate acquired and merged businesses in a timely and cost effective manner; the ability to achieve synergies and cost savings in the amounts and within the time frames anticipated; foreign currency and interest rate fluctuations; the timing and cost of acquiring common shares under the Company’s share repurchase authorization; and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Additional Information
In connection with the proposed transaction between Smucker and P&G, Smucker will file a registration statement on Form S-4 with the U. S. Securities and Exchange Commission (“SEC”) registering the common shares to be issued to P&G shareholders in connection with the Folgers transaction and will also file a proxy statement with the SEC that will be sent to the shareholders of Smucker. Shareholders are urged to read the proxy statement and the prospectus included in the registration statement and any other relevant documents when they become available, because they will contain important information about Smucker, Folgers and the proposed transaction. The proxy statement, prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from Smucker upon written request to The J. M. Smucker Company, Shareholder Relations, Strawberry Lane, Orrville, Ohio 44667 or by calling (330) 684-3838, or from P&G upon written request to The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253.

This communication is not a solicitation of a proxy from any security holder of Smucker. However, P&G, Smucker and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of The J. M. Smucker Company may be found in its 2007 Annual Report on Form 10-K filed with the SEC on June 26, 2007, and its definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on July 9, 2007. Information about the directors and executive officers of The Procter & Gamble Company may be found in its 2007 Annual Report on Form 10-K filed with the SEC on August 28, 2007, and its definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on August 28, 2007.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,		Year Ended April 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$589,998	$493,472	$2,524,774	$2,148,017
Cost of products sold	406,511	313,569	1,741,100	1,435,981
Cost of products sold - restructuring	1,248	-	1,510	9,981
Gross Profit	182,239	179,903	782,164	702,055
Selling, distribution, and administrative expenses	119,647	109,540	490,665	442,814
Other restructuring costs	1,631	783	3,237	2,120
Merger and integration costs	2,083	61	7,967	61
Other operating (income) expense - net	(2,809)	955	(3,879)	2,689
Operating Income	61,687	68,564	284,174	254,371
Interest income	2,244	2,600	13,259	9,225
Interest expense	(10,410)	(5,682)	(42,145)	(23,363)
Other (expense) income - net	(592)	247	(500)	771
Income Before Income Taxes	52,929	65,729	254,788	241,004
Income taxes	15,878	23,230	84,409	83,785
Net Income	$37,051	$42,499	$170,379	$157,219

Net income per common share	$0.68	$0.76	$3.03	$2.79

Net income per common share- assuming dilution	$0.67	$0.75	$3.00	$2.76

Dividends declared per common share	$0.32	$0.30	$1.22	$1.14

Weighted-average shares outstanding	54,721,975	56,240,696	56,226,206	56,432,839
Weighted-average shares outstanding - assuming dilution	55,229,379	57,044,652	56,720,645	57,056,421

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2008	April 30, 2007
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$184,175	$200,119
Trade receivables	162,426	124,048
Inventories	379,608	286,052
Other current assets	49,998	29,147
Total Current Assets	776,207	639,366

Property, Plant, and Equipment, Net	496,296	454,028

Other Noncurrent Assets:
Goodwill	1,132,476	990,771
Other intangible assets, net	614,000	478,194
Marketable securities	16,043	44,117
Other assets	94,859	87,347
Total Other Noncurrent Assets	1,857,378	1,600,429
	$3,129,881	$2,693,823

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$119,844	$93,500
Current portion of long-term debt	-	33,000
Other current liabilities	119,553	109,968
Total Current Liabilities	239,397	236,468

Noncurrent Liabilities:
Long-term debt, net of current portion	789,684	392,643
Other noncurrent liabilities	300,947	269,055
Total Noncurrent Liabilities	1,090,631	661,698

Shareholders' Equity, net	1,799,853	1,795,657
	$3,129,881	$2,693,823

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Year Ended April 30,
	2008	2007
	(Dollars in thousands)

Operating Activities
Net income	$170,379	$157,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	58,497	57,346
Amortization	4,122	1,528
Asset impairments and other restructuring charges	1,510	10,089
Share-based compensation expense	11,531	11,257
Working capital	(54,462)	35,985
Net Cash Provided by Operating Activities	191,577	273,424

Investing Activities
Businesses acquired, net of cash acquired	(220,949)	(60,488)
Additions to property, plant, and equipment	(76,430)	(57,002)
Proceeds from sale of business	3,407	84,054
Purchases of marketable securities	(229,405)	(20,000)
Sales and maturities of marketable securities	257,536	26,272
Other - net	3,355	123
Net Cash Used for Investing Activities	(262,486)	(27,041)

Financing Activities
Proceeds from long-term debt	400,000	-
Repayments of long-term debt	(148,000)	-
Dividends paid	(68,074)	(63,632)
Purchase of treasury shares	(152,521)	(52,125)
Other - net	18,434	(1,868)
Net Cash Provided by (Used for) Financing Activities	49,839	(117,625)
Effect of exchange rate changes	5,126	(595)
Net (decrease) increase in cash and cash equivalents	(15,944)	128,163
Cash and cash equivalents at beginning of period	200,119	71,956
Cash and cash equivalents at end of period	$184,175	$200,119

The J. M. Smucker Company
Unaudited Financial Highlights

	Three Months Ended April 30,		Year Ended April 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$589,998	$493,472	$2,524,774	$2,148,017

Net income and net income per common share:
Net income	$37,051	$42,499	$170,379	$157,219
Net income per common share -- assuming dilution	$0.67	$0.75	$3.00	$2.76

Income before restructuring and merger and integration costs: (1)
Income	$40,433	$43,025	$178,881	$165,152
Income per common share -- assuming dilution	$0.73	$0.75	$3.15	$2.89

(1) Reconciliation to net income:
Income before income taxes	$52,929	$65,729	$254,788	$241,004
Merger and integration costs	2,083	61	7,967	61
Cost of products sold - restructuring	1,248	-	1,510	9,981
Other restructuring costs (credits)	1,631	783	3,237	2,120
Income before income taxes, restructuring, and merger and integration costs	57,891	66,573	267,502	253,166
Income taxes	17,458	23,548	88,621	88,014
Income before restructuring and merger and integration costs	$40,433	$43,025	$178,881	$165,152

'The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations and provides management a more comprehensive understanding of the financial results

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2008	2007	2008	2007
	(Dollars in thousands)

Net sales:
U.S. retail market	$418,994	$365,508	$1,874,547	$1,547,064
Special markets	171,004	127,964	650,227	600,953
Total net sales	$589,998	$493,472	$2,524,774	$2,148,017

Segment profit:
U.S. retail market	$76,283	$82,999	$332,827	$319,795
Special markets	24,389	20,526	92,019	72,974
Total segment profit	$100,672	$103,525	$424,846	$392,769